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                                                                Exhibit 24.3


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


Board of Directors
California ASIC Technical Services, Inc.


We consent to the incorporation by reference in the two Registration Statements on Form S-8 of JMAR Industries, Inc., expected to be filed August 28, 1996 of our report dated February 25, 1994, except as to Note 11, which is as of March 5, 1994, related to the 1993 financial statements of California ASIC Technical Services, Inc., included in Amendment No. 1 to Form 8-K/A of JMAR Industries, Inc., dated August 2, 1996 and the reference to our firm under the heading "Experts" included in the Prospectus.


                                           /s/ Corbin & Wertz
                                           Corbin & Wertz


Irvine, California
August 27, 1996